UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2010

MERCER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Washington	000-51826	47-0956945
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, Canada	V6B 4N8
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 684-1099

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 10, 2010, Mercer International Inc. entered into a purchase agreement (the “Purchase Agreement”) with RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as representatives of a group of initial purchasers (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to sell $300,000,000 in aggregate principal amount of its 9.5% Senior Notes due 2017 (the “2017 Notes”). The 2017 Notes were offered and sold in transactions exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The 2017 Notes were resold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S of the Securities Act.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended. The Company also agreed not to issue certain debt securities for a period of 60 days after November 10, 2010, without the prior consent of RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC.

The description set forth above in this Item 1.01 is qualified in its entirety by the Purchase Agreement, which is filed with this Current Report on Form 8-K (this “Report”) as Exhibit 1.1 and is incorporated herein by reference.

The information included or incorporated by reference in Item 2.03 of this Report is incorporated by reference into this Item 1.01 of this Report.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The following set forth below in Item 2.03 are qualified in their entirety by the Indenture, the Registration Rights Agreement and the Second Supplemental Indenture, respectively, which are filed with this Report as Exhibits 4.1, 4.2 and 4.3 and are incorporated herein by reference.

Indenture and 2017 Notes

On November 17, 2010, the Company and Wells Fargo Bank, National Association, as trustee, entered into an indenture (the “Indenture”) pursuant to which the Company issued the 2017 Notes. The 2017 Notes are general unsecured senior obligations of the Company. The 2017 Notes rank equal in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness of the Company. The 2017 Notes are effectively junior in right of payment to all borrowings of the Company’s restricted subsidiaries, including borrowings under the Company’s credit agreements, which are secured by substantially all of the assets of its restricted subsidiaries. The Company’s restricted subsidiaries currently include its Rosenthal and Celgar mills and their related subsidiaries.

Interest and Maturity

The 2017 Notes will mature on December 1, 2017 and interest on the 2017 Notes is payable in cash semi-annually in arrears on each June 1 and December 1, commencing June 1, 2011. Interest will be payable to holders of record on the May 15th and November 15th immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

At any time prior to December 1, 2013, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of 2017 Notes issued under the Indenture at a redemption price of 109.500% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date with the net cash proceeds of a sale of equity interests of the Company, provided that:

•
at least 65% of the aggregate principal amount of 2017 Notes issued under the Indenture (excluding 2017 Notes held by the Company and its subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 90 days of the date of the closing of such sales of equity interests.

On and after December 1, 2014, the Company may redeem all or a part of the 2017 Notes, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest (including any additional interest) on the 2017 Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

Change of Control

If a change of control event occurs, each holder of 2017 Notes may require the Company to repurchase all or a portion of that holder’s 2017 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2017 Notes repurchased, plus any accrued but unpaid interest and additional interest, if any, on the notes repurchased, to the date of repurchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Certain Covenants

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to, directly or indirectly: (1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its restricted subsidiaries’ equity interests; (2) purchase, redeem or otherwise retire for value any equity interest of the Company; (3) make any payment on or with respect to or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness of the Company that is contractually subordinated to the 2017 Notes (except a payment of interest or principal at the stated maturity thereof); (4) incur, issue, assume or guarantee any indebtedness and issue any shares of preferred stock; (5) create certain liens; (6) enter into certain sale and leaseback transactions; (7) consolidate, merge or transfer all or substantially all of the Company’s assets unless certain conditions are met; (8) engage in transactions with affiliates, unless certain conditions are met; (9) pledge any assets to secure the payment of any other indebtedness of the Company, unless certain conditions are met; and (10) designate any restricted subsidiary to be an unrestricted subsidiary, unless such action would not cause an event of default.

Events of Default

In the case of an event of default occurring and continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the 2017 Notes may declare the 2017 Notes immediately due and payable, except that a default resulting from a bankruptcy or insolvency with respect to the Company, any restricted subsidiary of the Company that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Company, will automatically cause all 2017 Notes to become due and payable immediately without further action or notice. Each of the following constitutes an event of default under the Indenture:

•	default for 30 days in the payment when due of interest or additional interest, if any, with respect to the 2017 Notes;

•	default in payment when due of the principal of, or premium, if any, on the 2017 Notes;

•	failure by the Company or any of its restricted subsidiaries to comply with certain provisions relating to change in control, asset sales, or mergers, consolidations and sales of assets;

•
failure by the Company or any of its restricted subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the 2017 Senior Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

•
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its restricted subsidiaries),if that default:

•
is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a ''Payment Default’’); or

•
results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

•
failure by the Company or any of its restricted subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

•
certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its restricted subsidiaries that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary.

Registration Rights Agreement

In connection with the issuance and sale of the 2017 Notes, on November 17, 2010, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as representatives of the Initial Purchasers. Under the Registration Rights Agreement, the Company agreed to use its commercially reasonable efforts to file with the United States Securities and Exchange Commission (the “SEC”) and cause to become effective within 180 days of November 17, 2010, a registration statement relating to an offer to issue new notes having terms substantially identical to the 2017 Notes in exchange for outstanding 2017 Notes (the “Exchange Offer”).

If the Company is not permitted by applicable law or SEC policy to consummate the Exchange Offer or file a registration statement related to the Exchange Offer, then the Company will be required to file a shelf registration statement to register resales of the 2017 Notes. If the Company fails to satisfy these obligations, the Company may be required to pay additional interest to holders of the 2017 Notes under certain circumstances.

Second Supplemental Indenture

On November 16, 2010, the Company entered into a Second Supplemental Indenture between the Company and Wells Fargo Bank, National Association, as trustee (the “Second Supplemental Indenture”) in connection with the Company’s cash tender offer and consent solicitation (the “Tender Offer”) for its 9.25% Senior Notes due 2013 ( the “2013 Notes”).  Pursuant to the Second Supplemental Indenture, substantially all of the restrictive covenants and certain events of default found in the indenture governing the 2013 Notes were removed.

ITEM 8.01	OTHER EVENTS

On November 17, 2010, the Company issued a press release announcing the completion of the previously announced private offering of $300 million in aggregate principal amount of the 2017 Notes. The 2017 Notes were issued at a price of 100% of their principal amount. The net proceeds from this offering, together with cash on hand, will be used to finance the Tender Offer for the Company’s previously outstanding 2013 Notes. The press release is filed herewith as Exhibit 99.1.

On November 17, 2010, the Company issued a press release announcing that it had received tenders and consents for approximately $289 million in aggregate principal amount of the 2013 Notes representing approximately 93.2% of the outstanding 2013 Notes. The consents are sufficient to effect all of the proposed amendments (the “Proposed Amendments”) to the indenture governing the 2013 Notes. The Proposed Amendments eliminate substantially all of the restrictive covenants and certain events of default and related provisions in such indenture. The Company has executed the Second Supplemental Indenture containing the Proposed Amendments, which is binding on all holders of the 2013 Notes. The press release is filed herewith as Exhibit 99.2.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
1.1	Purchase Agreement dated November 10, 2010, among Mercer International Inc., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC.
4.1	Indenture dated November 17, 2010, among Mercer International Inc. and Wells Fargo Bank, National Association, as trustee.
4.2	Registration Rights Agreement dated November 17, 2010, among Mercer International Inc., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC.
4.3	Second Supplemental Indenture dated November 16, 2010, between Mercer International Inc. and Wells Fargo Bank, National Association, as trustee.
99.1	Press Release dated November 17, 2010, relating to the completion of a private offering of senior notes by Mercer International Inc.
99.2	Press Release dated November 17, 2010, relating to the early results of a tender offer and consent solicitation by Mercer International Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

/s/ David M. Gandossi
David M. Gandossi
Chief Financial Officer

Date: November 19, 2010

MERCER INTERNATIONAL INC.

FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description
1.1	Purchase Agreement dated November 10, 2010, among Mercer International Inc., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC.
4.1	Indenture dated November 17, 2010, among Mercer International Inc. and Wells Fargo Bank, National Association, as trustee.
4.2	Registration Rights Agreement dated November 17, 2010, among Mercer International Inc., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC.
4.3	Second Supplemental Indenture dated November 16, 2010, between Mercer International Inc. and Wells Fargo Bank, National Association, as trustee.
99.1	Press Release dated November 17, 2010, relating to the completion of a private offering of senior notes by Mercer International Inc.
99.2	Press Release dated November 17, 2010, relating to the early results of a tender offer and consent solicitation by Mercer International Inc.